Exhibit 10.5

Execution Version

PUT AGREEMENT

PUT AGREEMENT (the “Agreement”), dated as of April 9, 2008, by and between PriceSmart, Inc., a corporation organized under the laws of Delaware (“PriceSmart”), and PSC, S.A., a corporation organized under the laws of the Republic of Panama (“PSC”).

WHEREAS, PriceSmart and PSC and certain of their affiliates have entered into a Settlement Agreement and Release (“Settlement Agreement”) dated as of February 8, 2008 pursuant to which certain transactions with regard to property interests were entered into, the termination of all of their relationships and agreements except as expressly set forth therein was provided for, and their differences were fully resolved and any and all claims of whatsoever kind or nature that may have existed between them were settled, in accordance with and subject to the terms and conditions set forth therein;

WHEREAS, in connection with the settlement of matters and claims outstanding between PriceSmart and certain of its affiliates and PSC and certain of its affiliates, PriceSmart has agreed to grant to PSC certain put rights entitling PSC, at its election, to sell to PriceSmart shares of Common Stock, par value U.S.$0.0001 (the “Common Stock”), of PriceSmart, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Grant of Put Rights.

(a) Put Period. PSC agrees that for the period beginning on the date hereof and ending sixty (60) calendar days after the date hereof (the “Put Period”), it shall exercise commercially reasonable efforts, with the assistance of an independent broker, to sell for a price at or in excess of U.S. $25.00 per share any of the 330,708 shares of Common Stock previously acquired pursuant to the SPA and held as of the date hereof (the “Initial Shares”).

(b) Grant of Put Right. Subject to the terms and conditions contained herein, PSC shall have the right in its sole and absolute discretion to require PriceSmart to purchase from PSC, any or all of the Initial Shares not sold by PSC during the Put Period (the “Remaining Shares”) by delivery of a written notice (the “Put Notice”) to PriceSmart after the Put Period but no later than 5:30 p.m. (San Diego time) on the third (3rd) Business Day following the last day of the Put Period specifying the number of Remaining Shares to be purchased from PSC pursuant to this Agreement (the “Put Rights”). As used herein “Business Day” means Monday through Friday, except for any national holiday in the United States, the Republic of Panama or the Republic of Costa Rica.

(c) Representations on Exercise of Put Rights. PSC shall be required to make the following representations and warranties with respect to any Remaining Shares it may wish to transfer hereunder, which representations and warranties must be true and correct as of the date of the applicable Put Notice and the Payment Date (as defined below):

(i) PSC is duly organized or incorporated, validly existing and in good standing under the law of the jurisdiction of its organization or incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted.

(ii) PSC has the full power, authority and legal right to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated herein and in the Put Notice and such transactions have been duly authorized by all necessary action, corporate or otherwise, of such party.

(iii) PSC is the beneficial owner of each of the Remaining Shares.

(iv) PSC has good title to the Remaining Shares to be transferred pursuant to the Put Notice, has full right, title and authority to sell and assign the Remaining Shares, and will be transferring all of its right, title and interest in and to any such Remaining Shares to PriceSmart free and clear of any and all liens, security interests, encumbrances and pledges (collectively, the “Liens”).

Section 2. Purchase Price.

(a) Purchase Price. The aggregate purchase price to he paid by PriceSmart to PSC for the Remaining Shares upon the exercise of arty Put Rights hereunder (the “Purchase Price”) shall be determined in accordance with the provisions of this Section 2. The Purchase Price shall be U.S.$25.00 (the “Put Price Per Share”), as adjusted pursuant to Section 2(b) hereof, multiplied by the aggregate number of Remaining Shares to be sold by PSC in connection with the exercise of the subject Put Rights.

(b) Adjustment to Put Price Per Share. The Put Price Per Share is subject to adjustment from time to time as follows:

(i) Merger or Consolidation. If at any time prior to the termination of this Agreement, there shall be a merger or a consolidation of PriceSmart with any other entity, whether PriceSmart is the surviving entity or not, then, as part of such merger or consolidation, lawful provision shall he made so that the Put Price Per Share is appropriately adjusted, whether upward or downward, such that any holder of Put Rights hereunder would receive the same consideration on exercise of all Put Rights immediately after the merger or consolidation as would have been received if such Put Rights had been exercised immediately prior to the merger or consolidation, in each case regardless of whether the Put Rights are actually exercisable under the terms of this Agreement. This provision shall apply to successive mergers or consolidations.

(ii) Split, Subdivision or Combination of Shares. If PriceSmart, at any time prior to the termination of this Agreement, shall split, subdivide or combine the securities as to which Put Rights exist, the Put Price Per Share shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination or reverse stock split. This provision shall apply to successive splits, subdivisions and combinations.

(iii) Reclassification, Recapitalization, etc. If PriceSmart at any time shall, by reclassification of securities, recapitalization, or other similar event affecting the number or character of issued and outstanding Remaining Shares or other shares of Common Stock (each a “Recapitalization”), lawful provision shall be made so that the Put Price Per Share is appropriately adjusted, whether upward or downward, such that any holder of Put Rights hereunder would receive the same consideration on exercise of all Put Rights immediately after the Recapitalization as would have been received if such Put Rights had been exercised immediately prior to such Recapitalization, in each case regardless of whether the Put Rights are actually exercisable under the terms of this Agreement. This provision shall apply to each successive Recapitalization.

(c) Example of Mechanics. As an example of the mechanics for the determination of the adjustment under Section 2(b)(ii) above, if PSC exercises the Put Right and indicates in its Put Notice that PriceSmart is required to purchase 100,000 of the Remaining Shares, and if prior to the time of the Put Notice PriceSmart effects a 2-for-l stock split and PSC has been issued two shares of Common Stock for each one share of Common Stock held by PSC, the Put Price Per Share would be U.S.$12.50 and the Purchase Price to be paid by PriceSmart on the Payment Date would be U.S.$2,500,000.00.

Section 3. Payment Date. Upon delivery to PriceSmart by PSC of the Put Notice hereunder, PriceSmart shall be required to make payment to PSC no later than twenty-one (21) calendar days after receipt of such Put Notice (the “Payment Deadline”) and shall provide PSC with no less than five (5) Business Days notice of the date payment shall be made (the “Payment Date”‘). On the Payment Date, PriceSmart shall make payment of the Purchase Price with respect to the subject Put Right to PSC in accordance with written wire transfer or other payment instructions delivered to PriceSmart by the PSC at least three (3) Business Days prior to the Payment Date. Contemporaneously with such payment by PriceSmart, PSC shall transfer the Remaining Shares subject to the Put Notice to PriceSmart free and clear of any and all Liens affecting title thereto. At the closing of the purchase and sale of the Remaining Shares subject to the Put Notice, PSC shall deliver to PriceSmart a certificate or certificates endorsed in blank or with blank stock powers duly executed representing such Remaining Shares against payment of the purchase price therefor by check, wire transfer or any combination of the foregoing. PriceSmart shall correspondingly record the transfers of such Remaining Shares.

Section 4. Failure to Purchase. In the event PriceSmart fails to make payment to PSC on or before the Payment Deadline, PSC shall be entitled to, and PriceSmart shall pay to PSC, interest on the Purchase Price due on such Payment Date from and including the Business Day following the related Payment Date to and including the date of payment of such Purchase Price and interest. Such interest on any late payment shall accrue at the lesser of (a) a per annum rate equal to fifteen (15) percentage points or (b) the maximum amount permitted by applicable law.

Section 5. Effective Date. This Agreement is effective as of the date hereof.

Section 6. Preservation of Put Rights. PriceSmart hereby covenants and agrees that it shall take all necessary and appropriate action to protect and preserve the rights of PSC under this Agreement, including the economic benefits intended to be furnished to PSC pursuant to this Agreement, and covenants not to take any action that is intended to adversely affect or to circumvent such rights. PriceSmart shall be deemed to represent and warrant as of the date hereof that the Remaining Shares owned by PSC are subject to a registration statement that is currently effective under the Securities Act of 1933, as amended (the “1933 Act”) and are freely tradable, subject to compliance with applicable prospectus delivery requirements. PriceSmart hereby covenants and agrees to maintain the effective status of such registration statement under the 1933 Act during the Put Period.

Section 7. Termination. This Agreement will terminate (without any action by any party hereto) (i) upon the acquisition hereunder by PriceSmart of all of the Remaining Shares owned by PSC if the Put Notice is timely delivered pursuant to Section l(a) hereof or (ii) at 5:30 p.m. (San Diego time) on the third (3rd) Business Day following the last day of the Put Period.

Section 8. Assignment. The rights and obligations in this Agreement may not be assigned in whole, or in part, by either party hereto without the prior written consent of the other party.

Section 9. Indemnification. PSC and PriceSmart agree to indemnify and hold each other harmless from and against all liabilities, losses, damages or injuries and all reasonable costs and expenses (including, without limitation, costs of any lawsuit and reasonable counsel fees related thereto) suffered or incurred by such other party arising from any misrepresentation or breach of any covenant or warranty of such party contained in this Agreement. Without limiting the foregoing, if any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees, including its attorneys’ fees incurred on appeal, court costs, expert costs, paraprofessional costs, and all other reasonable expenses, from the non-prevailing party even if not taxable as court costs incurred in the action or proceeding, in addition to any other relief to which such party may be entitled.

Section 10. Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by an internationally recognized express courier or sent by facsimile, as follows:

(a)	If to PriceSmart, to:

PriceSmart, Inc.

9740 Scranton Road

San Diego, CA 92121

Attn: Robert M. Gans, Esq.

Facsimile: (858) 404-8828

With a copy to:

Latham & Watkins LLP

12636 High Bluffs Drive

San Diego, CA 92130

Attention: Robert E. Burwell, Esq.

Facsimile: (858) 523-5450

(b)	If to PSC, to:

PSC, S.A.

c/o Zurcher Odio & Raven

4th floor Plaza Roble

Escazu, Costa Rica

Attn Mr Edgar Zurcher

Facsimile: (506) 290-1924

With a copy to:

Hunton & Williams LLP

Mellon Financial Center

1111 Brickell Avenue, Suite 2500

Miami, FL 33131

Attention: Fernando Alonso, Esq.

Facsimile: (305) 810-1604

or to such other address as hereafter shall be furnished as provided in this Section 10 by either party hereto to the other party hereto. Any demand, notice or other communication given by personal delivery or internationally recognized express courier shall be “conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when duly executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 12. Governing Law. THIS AGREEMENT AND THE RIGHTS, DUTIES, AND OBLIGATIONS OF THE PARTIES TO THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED, PERFORMED, AND ENFORCED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA, To the fullest extent permitted by applicable law, each Party agrees that all disputes and claims concerning the validity, interpretation, scope, enforceability, performance, termination and/or breach of this Agreement (“Disputes”) shall be referred for final and binding resolution to arbitration in Miami, Florida, U.S.A., under the UNCITRAL Rules (“Rules”) as administered by the American Arbitration Association. The Parties hereby agree that arbitration hereunder shall be the Parties’ exclusive remedy and that the arbitration decision and award, if any, shall be final and binding upon, and enforceable against, the Parties, and may be confirmed by the judgment of a court of competent jurisdiction. In the event of any conflict between the Rules and this

Section, this Section shall govern. Nothing in this Section shall be read to compel a Party seeking injunctive relief and/or specific performance to file an action in court, and any Party wishing to seek such relief may equally do so in arbitration, pursuant to the terms hereof, should it so choose and should arbitration provide the particular remedy sought.

Section 13. Entire Agreement; Amendment; Severability. This Agreement and the documents described herein or attached or delivered pursuant hereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing between the parties executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. If any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, all other provisions shall nonetheless continue in full force and effect.

Section 14. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, by the hands of their duly authorized officers, execute this Agreement as of the date first set forth above.

PRICESMART, INC.

By:
Name:
Title:	Exec. Vice President

PSC, S.A.

By:
Name:
Title:

[Put Agreement for PriceSmart Common Stock]